As filed with the Securities and Exchange Commission on February 3, 2004

Registration No. 333-108641

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICOS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	91-1463450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22021—20th Avenue S.E.

Bothell, Washington 98021

(425) 485-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOHN B. KLIEWER, ESQ.

Vice President and General Counsel

ICOS Corporation

22021—20th Avenue S.E.

Bothell, Washington 98021

(425) 485-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

STEPHEN M. GRAHAM, ESQ.

Orrick, Herrington & Sutcliffe LLP

719 Second Avenue, Suite 900, Seattle, Washington 98104

(206) 839-4300

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1993, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$278,650,000 2% CONVERTIBLE SUBORDINATED NOTES

DUE JULY 1, 2023

4,530,894 SHARES OF COMMON STOCK

Under this prospectus, the selling securityholders named in this prospectus, or in any prospectus supplements, may offer and sell the notes and the common stock issued upon conversion of the notes.

The notes:

•	were issued under and are governed by an indenture dated June 20, 2003 between us and the trustee, Wells Fargo Bank, National Association;

•	are convertible into our common stock at a conversion price of $61.50 per share, subject to certain adjustments;

•	are unsecured obligations;

•	are subordinated to future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are redeemable by us on or after July 5, 2010;

•	may be required to be repurchased by us in full or part on July 1, 2010, July 1, 2013 and July 1, 2018; and

•	may be required to be repurchased by us if a change of control occurs.

Our common stock is quoted on The Nasdaq National Market under the symbol “ICOS.” On February 2, 2004, the closing sale price of our common stock as quoted on The Nasdaq National Market was $43.57 per share.

Investing in our securities involves a high degree of risk. See the “ Risk Factors” section that begins on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2004.

SUMMARY

The following summary highlights some information included in this prospectus. It does not contain all of the detailed information in this prospectus. You should read carefully both this prospectus, including the “Risk Factors” section, and any applicable prospectus supplement, together with the additional information about ICOS Corporation to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

ICOS CORPORATION

ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. We combine our capabilities in molecular, cellular and structural biology, high-throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products expected to have significant commercial potential. We apply our integrated approach to erectile dysfunction and other urologic disorders and inflammatory diseases. Our strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms. We believe this strategy increases our opportunities to market breakthrough products.

Our lead product is Cialis® (tadalafil) for the treatment of erectile dysfunction. Cialis is marketed in the United States and Europe by us and Eli Lilly and Company, or Lilly, through Lilly ICOS LLC, or Lilly ICOS, a joint venture we established with Lilly in 1998. In November 2003, the U.S. Food and Drug Administration, or FDA, approved Cialis for sale in the United States.

We were incorporated in Delaware in September 1989. Our principal executive offices are located at 22021-20th Avenue S.E., Bothell, Washington 98021, and our telephone number is (425) 485-1900.

SECURITIES TO BE OFFERED

This prospectus relates to the offer and sale by the selling securityholders of the following securities:

•	$278,650,000 2% Convertible Subordinated Notes due July 1, 2023; and

•	4,530,894 shares of common stock issuable upon conversion of the notes.

We issued and sold the notes in June and July 2003 to the initial purchasers, Credit Suisse First Boston, Goldman, Sachs & Co., Robert W. Baird & Co., Lehman Brothers, JPMorgan, SunTrust Robinson Humphrey, and UBS Investment Bank, in transactions that were exempt from the registration requirements of the Securities Act of 1933, or Securities Act, because the offer and sale of the notes did not involve a public offering.

These initial purchasers reasonably believed that the persons to whom they resold the notes were “qualified institutional buyers,” as defined in Rule 144A and to non-U.S. purchasers pursuant to Regulation S under the Securities Act.

The following is a summary of the material terms of the securities offered under this prospectus.

Securities Offered	$278,650,000 aggregate principal amount of our 2% Convertible Subordinated Notes due July 1, 2023 and the common stock issuable upon conversion of the notes.

Interest	We will pay interest on the notes semiannually on January 1 and July 1, commencing on January 1, 2004. The notes accrue interest at a rate of 2% per annum, beginning on the date of original issuance.

Maturity of Notes	July 1, 2023.

Conversion Rights	Holders may convert their notes into our common stock at a conversion price of $61.50 per share. The ability to surrender notes for conversion expires at the close of business on July 1, 2023.

Ranking	The notes are unsecured obligations subordinated to all of our future Senior Indebtedness (as defined in the indenture). The notes are also effectively subordinated to indebtedness of our subsidiaries. The indenture for the notes does not restrict the incurrence of indebtedness by us.

Redemption of Notes at the Option of ICOS	We may redeem all or a portion of the notes for cash at any time on or after July 5, 2010. See “Description of Notes—Redemption of Notes at the Option of ICOS.”

Purchase of Notes at the Option of the Holder	Holders may require us to purchase for cash all or a portion of their notes on July 1, 2010, July 1, 2013 and July 1, 2018, for a price equal to 100% of the principal amount of the notes being repurchased, together with interest to, but excluding, the date of repurchase. See “Description of Notes—Purchase of Notes at the Option of the Holder.”

Fundamental Change	If a Fundamental Change (as defined in the indenture and described in “Description of Notes—Repurchase at Option of Holder Upon a Fundamental Change”) occurs, each holder of notes has the right, subject to the rights of holders of Senior Indebtedness, at the holder’s option, to require us to repurchase all or a portion of such holder’s notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest.

Events of Default	If there is an event of default on the notes, the principal amount of the notes plus accrued interest may be declared immediately due and payable.

See “Description of Notes—Events of Default and Notice Thereof.”

Use of Proceeds	We will not receive any proceeds from the sale of securities covered by this prospectus.

Registration Rights	We have filed with the Securities and Exchange Commission, or SEC, a shelf registration statement, of which this prospectus is part, with respect to the resale of the notes and the common stock issuable upon the conversion of the notes. We have agreed to keep the shelf registration statement effective until the earliest of the date that is (i) two years from the effective date, (ii) the date on which the notes and the common stock issuable on conversion of the notes have been sold pursuant to a shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such securities not being subject to the transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and (iii) such time as, in the opinion of our counsel, all such securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act. In the event that we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes. See “Description of Notes—Registration Rights.”

Trading	Our common stock is traded on The Nasdaq National Market under the symbol “ICOS.” The notes are currently eligible for trading in the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq National Market, and can give no assurance about the development of any trading market for the notes.

RISK FACTORS

This offering involves a high degree of risk. Before you invest in our securities, you should be aware of various risks and uncertainties, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and in any prospectus supplement, before you decide whether to purchase any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the market price of our common stock to decline, could impair the value of any of our other securities, and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses and may never achieve profitability.

We have incurred significant operating losses since we began operations in 1990. As of September 30, 2003, we had an accumulated deficit of $555.3 million. As of February 3, 2004, our preliminary expectation is that, for the year 2005, Lilly ICOS will generate a modest profit. With the expected ongoing investments in our other clinical and earlier research and development programs, on a preliminary basis, ICOS Corporation could begin reporting profits and earnings per share, on a quarterly basis, about a year after Lilly ICOS does. Even if we do become profitable, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis. Our operating losses have been increasing during the past several years and are expected to increase again in 2004. We anticipate that operating expenses will increase in the future as we continue development of our potential products, seek to obtain necessary regulatory approvals and manufacture and market these product candidates. Directly, and through Lilly ICOS, we expect to incur substantial marketing and other costs related to commercializing Cialis in the United States, Europe, Mexico and Canada. Even if we successfully develop other products, we may be unable to generate significant revenues from Cialis and other products to achieve and maintain profitability.

Our operating results are subject to fluctuations that may cause our stock price to decline.

Our operating results have fluctuated in the past and are likely to continue to do so in the future. Our revenue is unpredictable and may fluctuate due to many factors, some of which we cannot control. For example, factors affecting our revenues presently or in the future could include:

•	timing of non-recurring license fees and the achievement of milestones under new and existing license and collaborative agreements;

•	level of contract manufacturing activity;

•	timing and success of product launches;

•	level of demand for our products, including changes in physician prescribing habits;

•	changes in wholesaler buying patterns;

•	changes in reimbursement rates or policies;

•	government regulation;

•	increased competition for new or existing products;

•	fluctuations in foreign currency exchange rates;

•	changes in our product pricing strategies; and

•	inability to provide adequate supply of our products.

Revenue historically recognized under our prior collaborative agreements may not be an indicator of revenue from any future collaborations. In addition, our expenses are unpredictable and may fluctuate from quarter to quarter due to the timing of expenses, which may include payments owed by us under licensing or collaborative arrangements. We believe that quarter-to-quarter comparisons of our operating results are not a good indicator of our future performance and should not be relied upon to predict our future performance.

It is possible that, in the future, our operating results in a particular quarter or quarters will not meet the expectations of securities analysts or investors, causing the market price of our common stock to decline. In the past, some companies that have experienced decreases in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us could result in substantial damages, costs and a diversion of our management’s attention and resources.

Our preclinical tests and clinical studies may fail to demonstrate the safety and efficacy of our product candidates, which could prevent or significantly delay their regulatory approval.

Successful development of pharmaceutical and biotechnology products is highly uncertain, and very few research and development projects produce a commercial product. Any failure or substantial delay in completing clinical trials for our product candidates may severely harm our business. We must subject our potential product candidates to extensive preclinical and clinical testing to demonstrate their safety and efficacy for humans before obtaining regulatory approval for the sale of any of such products. Clinical studies are expensive, time-consuming and may take years to complete. We may not complete preclinical tests and clinical studies of product candidates under development, and the results of the tests and studies may fail to demonstrate the safety or efficacy of such product candidates to the extent necessary to obtain regulatory approvals or to make commercialization of the product candidates worthwhile. At any time during these clinical studies, factors such as ineffectiveness of the product candidate, discovery of unacceptable toxicities or side effects, development of disease resistance or other physiological factors, or delays in patient enrollment, could cause us to interrupt, limit, delay or abort the development of these product candidates.

In addition, success in preclinical and early clinical studies does not ensure that late-stage or large-scale studies will succeed. Many companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in clinical studies, even after promising results had been obtained in earlier studies. We have stopped two late-stage Phase 3 clinical studies of product candidates following interim analyses: a Phase 3 study of Pafase® (rPAF-AH) for the treatment of severe sepsis was stopped in late 2002 and a study of LeukArrest™ (rovelizumab) for the treatment of ischemic stroke was stopped in early 2000. Recently, the results of a Phase 2 clinical study conducted with IC14, for the treatment of sepsis resulting from community acquired pneumonia, did not meet our criteria to continue further investment. Similarly, we recently completed patient follow-up in a Phase 2 clinical study evaluating RTX™ (resiniferatoxin) for the treatment of interstitial cystitis. In late January 2004, we determined that RTX was not effective in relieving patients’ symptoms. We will not pursue additional studies of interstitial cystitis.

We may at times elect to use clinical strategies with a relatively higher risk of failure to advance product candidates through clinical development as rapidly as possible. For example, we may commence clinical studies without conducting preclinical animal efficacy testing, or we may conduct late-stage studies based on limited early-stage data. As a result, we anticipate that only some of our product candidates may show safety and efficacy in clinical studies and many may encounter difficulties or delays during clinical development.

Government regulatory authorities may not approve our product candidates or may delay their approval.

Any failure to receive the regulatory approvals necessary to commercialize our product candidates could cause our business to fail. Our product candidates are subject to extensive and rigorous government regulation. For example, the FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. Our products marketed abroad are also subject to extensive regulation by foreign governments. Except for Cialis, none of our product candidates has been approved for sale in any country. In addition, we have only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede our ability to obtain such approvals.

The regulatory review and approval process, which includes preclinical and clinical studies of each product candidate, is lengthy, expensive and uncertain. To secure FDA approval, we must submit extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the product candidate’s safety and efficacy. The approval process may take years to complete and may involve ongoing requirements for post-marketing studies. Any FDA or other regulatory approval of our product candidates, once obtained, may be withdrawn. The effect of government regulation may be to:

•	delay marketing potential products for a considerable period of time;

•	limit the indicated uses for which potential products may be marketed;

•	impose costly requirements on our activities; and

•	provide competitive advantage to other pharmaceutical and biotechnology companies.

In addition, regulatory compliance may prevent us from introducing new or improved products or may require us to stop marketing products. If we fail to comply with the laws and regulations pertaining to our business, we may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls, marketing restrictions and civil and criminal penalties.

Even though Cialis has been approved for commercial sale, we may be required to perform additional clinical studies or change the labeling of Cialis if we or others identify previously unknown side effects, which could harm sales of Cialis.

Even though Cialis has been approved for commercial sale, if we or others identify previously unknown side effects, or if manufacturing problems occur:

•	regulatory approval may be withdrawn;

•	reformulation of the product, additional clinical studies, changes in labeling of the product or changes to or re-approvals of our or our partner’s manufacturing facilities may be required;

•	sales of Cialis may drop significantly;

•	our reputation in the marketplace may suffer; and

•	lawsuits, including class action suits, may be brought against us.

Any of the above occurrences could harm or prevent sales of Cialis or could increase the costs and expenses of commercializing and marketing Cialis.

We may be unable to establish sales and marketing capabilities necessary to successfully commercialize Cialis or our potential products.

As a company, we have little experience in selling or marketing pharmaceutical products and have only recently hired experienced sales and marketing managers and pharmaceutical sales representatives. Lilly is expected to provide the majority of the sales and marketing resources to Lilly ICOS. Because we expect to market or co-market Cialis and our potential products through a direct sales force, we will need to either successfully deploy our sales force or contract with a third party to provide a sales force to meet our needs. We may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for Cialis or for our potential products. In addition, co-promotion or other marketing arrangements with others to commercialize potential products could significantly limit the revenues we derive from these potential products, and these parties may fail to commercialize our potential products successfully.

The success of Cialis depends on the marketing, promotion, sales and distribution activities of our partner, Lilly.

Through Lilly ICOS, we and Lilly have joint responsibility for the promotion, sale and distribution of Cialis in North America and Europe. In addition, Lilly has promotion, sales and distribution rights to Cialis for the other parts of the world, with royalties to be paid to Lilly ICOS. We believe that, for Cialis to be widely adopted, the efforts of a sizeable, experienced pharmaceutical sales force are needed. We may rely heavily on Lilly for promotion, sales and marketing of Cialis, even with respect to our joint responsibilities, because we have limited staff, capabilities and experience in these areas. If Lilly fails to devote appropriate resources to promote, sell and distribute Cialis, sales of Cialis could be reduced. In addition, if Lilly breaches or terminates its agreement with us, or otherwise fails to conduct its activities related to Cialis in a timely manner, sales of Cialis could be delayed, reduced or become substantially more costly for us to achieve.

We may be unable to establish or maintain the manufacturing capabilities necessary to develop and commercialize our potential products.

We do not have facilities to manufacture small molecule products, such as Cialis, and we do not have sufficient manufacturing capacity to manufacture our biological product candidates in quantities necessary for commercial sale. In addition, our manufacturing capacity may be inadequate to complete all clinical studies contemplated by us over time. We intend to rely significantly on contract manufacturers, including our collaboration partners, to produce large quantities of drug material needed for clinical studies and commercialization of Cialis and our potential products. We will have to depend on these manufacturers to deliver materials on a timely basis and to comply with regulatory requirements, including Good Manufacturing Practices, or GMP, regulations enforced by the FDA through its facilities inspection program. Contract manufacturers may be unable to meet our needs with respect to timing, quantity or quality of materials, and may fail to satisfy applicable regulatory requirements with respect to the manufacture of these materials. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our revenues and potential profitability may be lower. For example, our ability to satisfy demand for our products could be reduced, which could adversely affect our operating results. Further, our clinical studies may be delayed, which would delay the submission of product candidates for regulatory approval and the market introduction and subsequent commercialization of our potential products.

Manufacturing product candidates in compliance with regulatory requirements is complex, time-consuming and expensive. If we make changes in our manufacturing processes, the FDA and corresponding foreign authorities may require us to demonstrate that the changes have not caused the resulting drug material to differ significantly from the drug material previously produced. Also, we may want to rely on results of prior preclinical and clinical studies performed using the previously produced drug material. Depending on the type and degree of differences between the newer and older drug material, we may be required to conduct additional animal and clinical studies to demonstrate that the newly produced drug material is sufficiently similar to the previously produced drug material. We have made manufacturing changes and are likely to make additional manufacturing changes for the production of our product candidates currently in development. Manufacturing changes could result in delays in development or regulatory approval or in reduction or interruption of commercial sales of our potential products, any of which could impair our competitive position.

We may develop our manufacturing capacity in part by expanding our current facilities or building new facilities. Either of these activities would require substantial additional funds, and we would need to hire and train significant numbers of employees to staff these facilities. We may be unable to develop manufacturing facilities that are sufficient to produce drug material for clinical studies or commercial use. Moreover, we and any contract manufacturers that we may use must continually adhere to current GMP regulations. The FDA pre-market approval of our product candidates will not be granted if our facilities or the facilities of contract manufacturers cannot pass a preapproval plant inspection. In complying with these regulations and foreign regulatory requirements, we and any of our contract manufacturers will be obligated to expend time, money and effort in production, record keeping and quality control in an effort to ensure that our potential products meet applicable specifications and other requirements. If we or any of our contract manufacturers fail to comply with these requirements, we may be subject to regulatory sanctions.

Cialis is currently manufactured for Lilly ICOS by Lilly and it is expected that Cialis will continue to be manufactured by Lilly for sale in all markets where regulatory approval is granted.

Our business may be harmed if we cannot obtain sufficient quantities of raw materials and process them reliably and timely.

We depend on others for the timely supply of raw materials used to manufacture Cialis and to conduct preclinical testing and clinical studies of product candidates. Once a supplier’s materials have been selected for use in our manufacturing process, the supplier in effect becomes a sole or limited source of that raw material due to regulatory compliance procedures. Presently, Lilly is the sole authorized provider of the active pharmaceutical ingredient, or API, utilized in the manufacture of Cialis, and all API production for Cialis is conducted at a single Lilly facility. Lilly relies on a third-party vendor which has the exclusive rights to mill the API to conform the drug substance to specifications used in the manufacturing process. Once milled, the refined API is shipped to various Lilly locations, where the drug substance is manufactured into tablets, packaged and made ready for sale. At each of these stages in the manufacturing process, Lilly ICOS depends on an exclusive provider (i.e., Lilly or another vendor) for the timely supply and processing of raw materials. If any of these suppliers or processing facilities were to cease production or otherwise fail to supply Lilly ICOS with raw materials or manufacturing services in a timely manner, Lilly ICOS and ICOS could be materially adversely affected. Similar risks exist with respect to raw materials used in testing and developing our other product candidates.

We may be unable to compete successfully in the markets for pharmaceutical and biotechnological products.

The markets in which we compete are well established and intensely competitive. We may be unable to compete successfully against our current and future competitors. Our failure to compete successfully may result in pricing reductions, reduced gross margins, failure to achieve market acceptance for our products and an inability to achieve profitability.

Cialis and our potential products, if approved and commercialized, compete or will compete against well-established existing therapeutic products or treatments. In addition, a number of pharmaceutical and biotechnology companies are currently developing products targeting the same diseases and medical conditions that we target. For example, Pfizer Inc., or Pfizer, has already successfully commercialized Viagra® (sildenafil citrate), a PDE5 inhibitor that competes with our product, Cialis. Also, Bayer AG, together with its marketing partner GlaxoSmithKline, began marketing Levitra® (vardenafil HC1) in the United States in August 2003. The FDA approved Cialis for sale in the United States in November 2003, and product launch began shortly thereafter. Initial commercial introduction in the United States could be negatively impacted as a result of Cialis reaching the U.S. market after Levitra.

Our competitors include pharmaceutical companies, biotechnology companies, academic and research institutions and government agencies. Many of these organizations have substantially more experience and more capital, research and development, regulatory, manufacturing, sales, marketing, human and other resources than we do. Furthermore, large pharmaceutical companies recently have been consolidating, which has increased their resources and concentrated valuable intellectual property assets. As a result, they may:

•	develop products that are safer, more effective or less costly than any of our current or future products or that render our products obsolete;

•	obtain FDA and other regulatory approvals or reach the market with their products more rapidly than we can or with labeling claims more favorable than ours, which would reduce the potential sales of our product candidates;

•	obtain intellectual property rights that could increase our costs or prevent development or commercialization of our product candidates;

•	devote greater resources to market or sell their products;

•	adapt more quickly to new technologies and scientific advances;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled workers from the limited pool of available talent;

•	more effectively negotiate third-party licensing and collaborative arrangements; and

•	take advantage of acquisition or other opportunities more readily than we can.

We face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for relationships with academic and research institutions, and for licenses to proprietary technology. In addition, we anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding protein-based and small molecule therapeutics continue to accelerate.

Cialis and our potential products, even if approved by the FDA or regulatory agencies outside of the United States, may not achieve market acceptance among hospitals, insurers or patients.

Cialis and our potential products, even if approved by the FDA or regulatory agencies outside of the United States, may fail to achieve market acceptance, which would impair our ability to become profitable. We believe that the degree of market acceptance of Cialis and our potential products will depend on:

•	our ability to provide acceptable evidence of efficacy and safety, including side effects;

•	our ability to provide Cialis and these potential products at competitive prices; and

•	the availability and extent of third-party reimbursement for Cialis and these potential products.

In addition, market acceptance depends on the effectiveness of our marketing strategies. To date, we have relied significantly on the marketing experience of Lilly, as we have limited sales and marketing experience or capabilities.

If we are unable to protect our intellectual property rights adequately, the value of Cialis or of our potential products could be diminished.

Our success depends to a significant extent on our ability and the ability of our collaboration partners to obtain, maintain and enforce patents and other proprietary rights. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving and is surrounded by a great deal of uncertainty. Accordingly, we cannot assure you that our pending patent applications will result in issued patents. In addition, we cannot assure you that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may be third-party patents or patent applications relevant to Cialis or our potential products that may block or compete with the technologies covered by our patent applications.

In addition, although we own a number of patents, the issuance of a patent is not conclusive as to its validity or enforceability, and third parties may challenge the validity or enforceability of our patents. We cannot assure you how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings. It is possible that a competitor may successfully challenge our patents or that challenges will result in limitations of their coverage. In addition, the cost of litigation to uphold the validity of patents can be substantial. If we are unsuccessful in such litigation, third parties may be able to use our patented technologies without paying licensing fees or royalties to us.

Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the ground that its technology is not covered by our patents. Policing unauthorized use of our intellectual property is difficult, and we cannot assure you that we will be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

In addition to our patented technology, we also rely on unpatented technology, trade secrets and confidential information. We may be unable to effectively protect our rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We require each of our employees, consultants and corporate partners to execute a confidentiality and intellectual property agreement at the commencement of an employment, consulting or collaborative relationship with us. These agreements may not, however, provide effective protection of our technology or information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

We may be subject to substantial costs and liability or be prohibited from commercializing Cialis and our potential products as a result of patent infringement litigation and other proceedings relating to patent rights.

Patent litigation is very common in the pharmaceutical industry. We cannot assure you that third parties will not assert patent or other intellectual property infringement claims against us or our collaboration partners with respect to technologies used in Cialis or in potential products. For example, on October 22, 2002, the U.S. Patent and Trademark Office, or PTO, issued to Pfizer a “method of use” patent (U.S. Patent No. 6,469,012). Later that day, Pfizer filed a lawsuit in United States District Court for the District of Delaware against ICOS, Lilly and Lilly ICOS alleging that the proposed marketing of Cialis would infringe this patent.

In September 2003, the PTO ordered the reexamination of U.S. Patent No. 6,469,012. The reexamination process is provided for by law and requires the PTO to consider the validity of the patent based on a substantial new question of patentability raised by the PTO. In October 2003, ICOS, Lilly ICOS and Lilly filed a motion for a stay with the District Court to suspend the patent infringement lawsuit, pending the outcome of the reexamination. In November 2003, the judge granted the requested stay. We believe that Pfizer’s suit lacks merit and intend to vigorously pursue our defenses.

The Pfizer suit and any additional claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages. Furthermore, as a result of a patent infringement suit brought against us or our collaboration partners, we or our collaboration partners may be forced to stop or delay developing, manufacturing or selling Cialis or potential products that are claimed to infringe a third party’s intellectual property unless that party grants us or our collaboration partners rights to use its intellectual property. We or our collaboration partners may be unable to obtain these rights on commercially reasonable terms, if at all. Even if we or our collaboration partners were able to obtain rights to the third party’s intellectual property, these rights may be nonexclusive, thereby giving our competitors access to the same intellectual property. For example, if Pfizer were to prevail in its suit against us, we might be subject to substantial damages, prohibited from marketing Cialis for the treatment of erectile dysfunction in the United States, or required to enter into a license agreement to market Cialis in the United States. We cannot assure you that any required agreement would be available on commercially reasonable terms, if at all. In the event that we are unable to profitably market Cialis in the United States, our future financial condition, and our ability to obtain additional funding, would be adversely affected, including our ability to pursue our product development programs.

Ultimately we may be unable to commercialize Cialis or some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations.

Additionally, we may have to resort to costly and time-consuming proceedings and litigation to determine the validity or scope of the proprietary rights of others. For example, we, Lilly and eleven other companies were involved in an opposition proceeding in the European Patent Office in which we opposed a patent previously granted by the European Patent Office to Pfizer. This patent (EP 702555) is a “method of use” patent related to the patent (U.S. Patent No. 6,469,012) subsequently granted to Pfizer in the United States. Although the opposition proceeding was successful before the Opposition Division of the European Patent Office, which, on July 18, 2001, revoked all of the claims, Pfizer has appealed. Pfizer’s European patent had been nationalized by Pfizer in most European countries. Lilly ICOS brought suits challenging the patent in several of these countries. Generally, these cases have been stayed pending the appellate decision in the opposition proceeding before the European Patent Office. The resolution of the European Patent Office appeal and pending or subsequent litigation in the various European countries could take years. If Pfizer’s patent were not ultimately revoked by the European Patent Office or by the courts in European countries, we might be subject to litigation by Pfizer in Europe, prohibited from marketing Cialis for the treatment of erectile dysfunction in some European countries, or required to enter into license agreements to market Cialis in Europe. We cannot assure you that such agreements would be available on commercially reasonable terms, if at all.

We, Lilly and Lilly ICOS, as appropriate, have also initiated or are defending lawsuits against Pfizer in other jurisdictions around the world with respect to patents corresponding to Pfizer’s U.S. and the European Patent Office “method of use” patents. Presently, litigation is pending in Australia, Brazil, Canada, Mexico, New Zealand and South Africa. Litigation in other countries may ensue as the world-wide commercialization of Cialis proceeds. The resolution of the litigation in these various countries could take years. If Pfizer’s patent in any one or more of the countries were not ultimately revoked by the courts, we might be prohibited from marketing Cialis for the treatment of erectile dysfunction in those countries, or be required to enter into license agreements to market Cialis in those countries. We cannot assure you that such agreements would be available on commercially reasonable terms, if at all.

Furthermore, after seeking advice of counsel, we may undertake research and development with respect to potential products even when we are aware of third-party patents that may be relevant to these potential products, on the basis that such third-party patents may be challenged or licensed by us. We may be subject to patent infringement claims if our subsequent challenges to such patents were not to prevail. In addition, if our subsequent attempts to license such patents were to prove unsuccessful, we may be unable to commercialize these potential products after having incurred significant expenditures.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual harm caused by our product or product candidates.

We face inherent exposure to product liability claims in the event that the use of our product is alleged to have resulted in harm to others. This risk exists in clinical studies as well as for products that we sell. In addition, the pharmaceutical and biotechnology industries in general have been subject to significant medical malpractice litigation. We may incur significant liability if product liability or malpractice lawsuits against us are successful. Furthermore, product liability claims, regardless of their merits, could be costly and divert management’s attention from other business concerns, or adversely affect our reputation and the demand for our products. Although we maintain product liability insurance, we cannot be certain that this coverage is adequate or that it will continue to be available to us on acceptable terms.

If we are unable to obtain additional funding needed to develop, market and sell our potential products, we could be required to delay, scale back or eliminate expenditures for some of our programs or grant rights to third parties to develop and market our potential products.

Our business does not currently generate the cash needed to finance our operations. We will require substantial financial resources to conduct the time-consuming and costly research, preclinical development, clinical studies, manufacturing, regulatory, and sales and marketing activities necessary to commercialize our potential products. We may need to seek additional financing through public or private sources, including equity or debt financings, and through other alternatives, including collaborative arrangements. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements. Financing may, however, be unavailable when we need it or may not be available on acceptable terms, if at all. If we raise additional funds by issuing common stock or convertible debt securities, the percentage ownership of our existing stockholders could be reduced. Any debt or equity securities that we issue may have rights superior to those of our common stock. We may also issue debt that has rights superior to those of the holders of our convertible subordinated debt. If we are unable to raise additional funds when we need them, we could be required to delay, scale back or eliminate expenditures for some of our development programs or grant rights to third parties to develop and market product candidates that we would prefer to develop and market internally. If we are required to grant such rights, the ultimate value of these product candidates to us may be reduced.

We have a significant amount of debt that may adversely affect our financial condition.

We have outstanding $278.7 million aggregate principal amount of convertible subordinated notes, bearing interest at 2%. The notes mature on July 1, 2023. However, on July 1, 2010, July 1, 2013 and July 1, 2018, holders of the notes may require us to repurchase all or part of their notes, for cash, at a price equal to 100% of the principal amount of the notes plus accrued interest. This is a significant amount of debt that carries a substantial debt service obligation. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required principal and interest payments on the notes, we will be in default under the terms of an indenture, which could, in turn, cause defaults under our future debt obligations.

Even if we are able to meet our debt service obligations, the amount of debt we have could materially and adversely affect us in a number of ways, including by:

•	limiting our ability to obtain financing for working capital, acquisitions or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage relative to our competitors who have lower levels of debt; and

•	making us more vulnerable to industry downturns and competitive pressures.

Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

If we fail to negotiate or maintain successful collaborative arrangements with third parties, our development and marketing activities may be delayed or reduced.

We have entered into, and we expect to continue to enter into, collaborative arrangements with third parties who provide us with funding and/or who perform research, development, regulatory compliance, manufacturing, or marketing activities relating to Cialis and some or all of our product candidates. If we fail to secure or maintain successful collaborative arrangements, our development and marketing activities may be delayed or reduced. Currently, we have collaborative arrangements with Lilly, other companies and research laboratories. We may be unable to negotiate additional collaborative arrangements or, if necessary, modify our existing arrangements on acceptable terms.

Our collaborative agreements can be terminated by our partners under certain conditions. In addition, our partners may separately pursue competing products, therapeutic approaches or technologies to develop treatments for the diseases targeted by us or our collaborative efforts. Even if our partners continue their contributions to the collaborative arrangements, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Disputes may arise between us and our partners as to a variety of matters, including financing obligations under our agreements and ownership of intellectual property rights. Also, our partners may fail to perform their obligations under the collaborative arrangements or may be slow in performing their obligations. In addition, our partners may experience financial difficulties at any time that could prevent them from having available funds to contribute to these collaborations. In these circumstances, our ability to develop and market potential products could be severely limited.

Acquisitions, mergers or investments in businesses, products or technologies could harm our business, operating results and stock price.

We may acquire, merge with or invest in other businesses, products or technologies that are intended to complement our existing business. From time to time in the ordinary course of business, we have had discussions and negotiations with companies regarding business combinations or investing in these companies’ businesses, products or technologies. Our management has limited or no prior experience in assimilating acquired or merged companies. Any acquisitions or investments we complete will likely involve some or all of the following risks:

•	difficulty of assimilating the new operations and personnel, products or technologies;

•	commercial failure of the new products;

•	disruption of our ongoing business;

•	diversion of resources;

•	inability of management to maintain uniform standards, controls, procedures and policies;

•	difficulty of managing our growth and information systems;

•	reduction in the overall growth rate of the combined organization;

•	risks of entering markets in which we have little or no prior experience; and

•	impairment of relationships with employees or customers.

In addition, future acquisitions, mergers or investments could result in potentially dilutive issuances of equity securities, use of cash or incurrence of debt and assumption of direct and contingent liabilities, any of which could have an adverse effect on our business and operating results or the price of our common stock.

The failure to attract or retain key management and technical employees and consultants could harm our business.

We are highly dependent on the efforts and abilities of our current management and key technical personnel. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. Failure to retain our existing key management and technical personnel or to attract additional highly qualified personnel could, among other things:

•	delay our ongoing discovery research efforts;

•	delay preclinical or clinical testing of our product candidates;

•	delay the regulatory approval process;

•	compromise our ability to negotiate additional collaborative arrangements; or

•	prevent us from successfully commercializing our product candidates.

In our field, competition for qualified management and technical personnel is intense. In addition, many of the companies with which we compete for experienced personnel have greater financial and other resources than we do. As a result of these factors, we may be unsuccessful in recruiting and retaining sufficient qualified personnel.

Risks Related to Our Industry

Rapid changes in technology and industry standards could render Cialis or our potential products unmarketable.

We are engaged in a field characterized by extensive research efforts and rapid technological development. New drug discoveries and developments in our field and other drug discovery technologies are accelerating. Our competitors may develop technologies and products that are more effective than any we develop or that render our technology, Cialis or our potential products obsolete or noncompetitive. In addition, Cialis or our potential products could become unmarketable if new industry standards emerge. To be successful, we will need to enhance our product candidates and design, develop and market new product candidates that keep pace with new technological and industry developments.

We may be required to defend lawsuits or pay damages in connection with the alleged or actual violation of fraud and abuse laws.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to offer or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. The federal government has published regulations that identify safe harbors or exemptions for types of payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payors (including Medicare and Medicaid), claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid). If the government were to allege against or convict us of violating these laws, there could be a material adverse effect on our business, including our stock price. Our activities could be subject to challenge for the reasons discussed above, and due to the broad scope of these laws and the increasing prosecutorial resources and attention being devoted to the sales practices of pharmaceutical companies by law enforcement authorities. During the last few years, several companies have paid multi-million dollar fines for alleged violation of fraud and abuse laws, and several other companies are under active investigation.

We may incur substantial environmental liability arising from our activities involving the use of hazardous materials.

Our research and development activities involve the controlled use of chemicals, viruses, radioactive compounds and other hazardous materials. If an accident involving these materials were to occur, we could be held liable for any resulting damages, which liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. Although we believe that our operations comply with the standards prescribed by these laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials.

Risks Related to Our Share Price and Corporate Control

Our stock price is volatile and the value of your investment may be subject to sudden decreases.

Our common stock price, like that of other pharmaceutical and biotechnology companies, is volatile. As a result, you maybe unable to sell your shares of our common stock (including shares acquired upon conversion of convertible debt, if any) at or above the price that you pay for them. Our common stock price may fluctuate due to factors such as:

•	timing and success of product launches;

•	regulatory announcements, proceedings or changes;

•	clinical trial results and other product-development announcements by us or our competitors;

•	competitive product developments;

•	intellectual property and legal developments;

•	actual or anticipated fluctuations in our quarterly and annual results;

•	developments concerning key personnel;

•	collaborations, mergers or strategic alliances in the pharmaceutical and biotechnology industries;

•	any financing transactions we may propose or complete; or

•	broader industry and market trends unrelated to our performance.

During periods of stock market price volatility, share prices of many pharmaceutical and biotechnology companies have often fluctuated in a manner not necessarily related to the companies’ operating performance. Accordingly, our common stock may be subject to greater price volatility than the market as a whole.

Future sales of shares by William H. Gates III could affect our stock price.

Mr. Gates, one of our directors, is our largest stockholder, owning approximately 9% of the outstanding shares of our common stock. He could sell a significant number of shares of our common stock in the public market, which could cause our stock price to decline.

An acquisition of us may be more difficult to complete, even if beneficial to our stockholders, due to our stockholders’ rights plan, antitakeover provisions in our charter documents and provisions of Delaware law and Washington law.

We have implemented a stockholders’ rights plan, also called a poison pill, which would substantially reduce or eliminate the expected economic benefit to an acquirer from acquiring us in a manner or on terms not approved by our board of directors. Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors, even if such acquisitions were beneficial to our stockholders, and may have the effect of deterring hostile takeover attempts. For example, our certificate of incorporation currently authorizes our board of directors to issue up to 2,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation. In addition, our certificate of incorporation divides our board of directors into three classes having staggered terms, which would make it more difficult for a potential acquirer to replace our board of directors. We are also subject to provisions of Delaware law and Washington law that could have the effect of delaying, deferring or preventing a change in control. One Delaware law provision prevents us from engaging in a business combination with any interested stockholder for a period of three years from the date the person becomes an interested stockholder, unless specified conditions are satisfied. Our principal executive offices are located in Washington state, and we are subject to a provision of Washington law that prohibits us from engaging in a significant business transaction with an acquiring person for a period of five years from the date the person became an interested stockholder, unless specified conditions are satisfied. These and other impediments to a third-party acquisition or change of control could limit the price investors are willing to pay in the future for shares of our common stock.

Risks Related to the Notes

The notes are subordinated and there are no financial covenants in the indenture.

The notes are unsecured and subordinated in right of payment to all future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, we will not be able to repay the notes until after we have satisfied all of our senior debt obligations. As a result, we may not have sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of payment defaults on our designated senior debt or other specified defaults on our designated senior debt.

The notes also are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As a result, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, are subject to the claims of the creditors of the subsidiaries.

Neither we nor our subsidiaries are restricted from incurring additional debt, including senior debt, or liabilities under the indenture. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

We may be unable to repay, repurchase or redeem the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a Fundamental Change, as defined in the indenture, you may require us to repurchase all or a portion of your notes. We may not have enough funds or be able to arrange for additional financing to pay the principal at maturity or to repurchase the notes on a Fundamental Change. Future credit agreements or other agreements relating to our indebtedness may restrict the redemption or repurchase of the notes and provide that a Fundamental Change constitutes an event of default. If the maturity date or a Fundamental Change occurs at a time when we are prohibited from repaying or repurchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain the necessary consents or refinance the debt, we will be unable to repay or repurchase the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a Fundamental Change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term “Fundamental Change” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a Fundamental Change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A market may not develop for the notes.

The notes will not be listed on any securities exchange and we do intend to apply for listing of the notes on any securities exchange. We do not know whether an active trading market will develop or be maintained for the notes in the PORTAL Market. If no active trading market for the notes develops or if it fails to be sustained, the trading price of the notes could decline significantly.

The price at which our common stock may be purchased on The Nasdaq National Market is currently lower than the conversion price of the notes and may remain lower in the future.

Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on The Nasdaq National Market under the symbol “ICOS.” On February 2, 2004, the last reported sale price of our common stock as reported by The Nasdaq National Market was $43.57 per share. The initial conversion price of the notes is $61.50 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For these purposes, earnings is defined as income (loss) before income taxes and cumulative effect of change in accounting principle, excluding fixed charges during the period. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expenses deemed to represent interest.

The following sets forth our ratio of earnings to fixed charges for each of the periods shown:

	Nine months ended September 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges(1)	—	—	—	—	—	60.51	(2)

(1)	Due to our history of losses, earnings were insufficient to cover fixed charges by $92.0 million for the nine months ended September 30, 2003 and $161.6 million, $80.2 million, $34.8 million and $33.2 million for the years ended December 31, 2002, 2001, 2000 and 1999, respectively. No ratios are provided for these periods.
(2)	In 2000, we changed our accounting for certain nonrefundable, upfront technology license fees and milestones. Prior years were not restated for this accounting change. On a pro-forma basis, if prior years had been restated for this accounting change, 1998 earnings would have been insufficient to cover fixed charges by $39.7 million.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. For the foreseeable future, we intend to retain earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of June 20, 2003 between us and Wells Fargo Bank, National Association, as Trustee, and are registering the resale of the notes and the common stock underlying the notes on the registration statement, of which this prospectus is a part, pursuant to a registration rights agreement with the initial purchasers. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because those agreements, not this description, define your rights as a holder of the notes. Copies of the indenture, the global certificate evidencing the notes and the registration rights agreement are available to you upon request. In the event of any conflict between the provisions of the global certificate evidencing the notes and the indenture, the indenture will control.

General

The notes are general unsecured obligations limited to an aggregate principal amount of $278,650,000. The notes bear interest at the rate set forth on the cover page of this prospectus, mature on July 1, 2023 (unless earlier redeemed at our option, converted into common stock at the option of the holder or repurchased by us at the option of the holder) and are our subordinated obligations. Interest is payable semiannually on January 1 and July 1, commencing January 1, 2004, to the registered holders of record on the preceding December 15 and June 15, respectively. Interest is calculated on the basis of a 360-day year of twelve 30-day months.

See “—Book-Entry Delivery and Form” for information regarding the form, documents and mechanics for transferring the notes.

The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of ICOS, except to the extent described under “—Repurchase at Option of Holder Upon a Fundamental Change.”

Conversion Rights

Holders of notes have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time at a conversion price of $61.50 per share on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or purchased. This right to convert a note called for redemption terminates at the close of business on the second business day prior to the redemption date, unless we default in making payment due upon redemption.

The right of conversion attaching to any note may be exercised:

•	if such note is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the Trustee) through the facilities of The Depositary Trust Corporation, or DTC, or

•	if such note is represented by a definitive note, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent.

The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of the common stock upon conversion in a name other than that of the holder.

The conversion privilege and price are subject to adjustment upon the occurrence of certain events, including (i) the issuance of our capital stock as a dividend (or other distribution) on the common stock, (ii) the distribution to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than the current market price (as defined in the indenture) on the record date for such issuance, (iii) subdivisions, combinations and certain reclassifications of common stock, (iv) certain distributions to all holders of common stock of cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clause (i) or (ii) above or (v) below), (v) a dividend or other distribution consisting exclusively of cash to all holders of common stock, provided, however, that following July 1, 2010, conversion adjustments upon the payment of cash dividends will only be made if such dividends are paid at a rate per share greater than the interest payable on the note on a per share basis, based on the number of shares into which the note is convertible, and (vi) payment to holders of common stock in respect of a tender or exchange offer (other than an odd-lot offer) by us or any of our subsidiaries for common stock at a price in excess of 110% of the current market price of our common stock on the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

We have issued rights to all of our holders of common stock pursuant to our Stockholders’ Rights Plan. If any holder converts notes, either prior to or following the time at which the rights begin trading separately from the common stock, the holder will be entitled to receive rights in addition to the common stock.

No adjustment in the conversion price is required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that was otherwise required to be made shall be earned forward and taken into account in any subsequent adjustment. We from time to time may voluntarily reduce the conversion price for a period of at least 20 days. Fractional shares of common stock will not be issued upon conversion, but, in lieu thereof, we will issue a check for the current market value of such fractional shares rounded to the nearest cent based on the market price of the common stock. No payment or adjustment will be made for interest accrued on a converted note or for dividends or distributions on any common stock issued upon conversion of any note.

Redemption of Notes at the Option of ICOS

Prior to July 5, 2010, we cannot redeem the notes at our option. Beginning on July 5, 2010, we may redeem the notes, in whole at any time, or in part from time to time, for cash, at 100% of the principal amount of the notes. We will give not less than 20 days’ or more than 60 days’ notice of redemption by mail to holders of notes.

Upon redemption, holders of notes that are redeemed shall receive in exchange for such notes the redemption price, together with accrued and unpaid interest up to but not including the redemption date. If the redemption date is on or after an interest record date but on or prior to the related interest payment date, interest will be paid to the record holder on the relevant record date.

If we redeem less than all of the outstanding notes, the trustee shall select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

On July 1, 2010, July 1, 2013, and July 1, 2018, each holder may require us to purchase any outstanding notes for which such holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

We will purchase each outstanding note for which such holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of such note, together with accrued and unpaid interest up to but not including the purchase date, if any. If the purchase date is on or after an interest record date, but on or prior to the related interest payment date, interest will be paid to the record holder on the relevant record date.

We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “Certain United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange or Redemption of Notes.”

Required Notices and Procedure

On a date not less than 20 business days prior to each purchase date, we are required to give notice to all holders at their addresses shown in the register of the Registrar (as defined below), and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

The purchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

•	the certificate numbers of the holder’s notes to be delivered for purchase;

•	the aggregate principal amount of notes to be purchased; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

•	the certificate numbers of the notes being withdrawn;

•	the aggregate principal amount of the notes being withdrawn; and

•	the aggregate principal amount, if any, of the notes that remain subject to the purchase notice.

In connection with any purchase offer, we will

•	comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws.

Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

The terms of our then-existing borrowing agreements may limit our ability to purchase notes.

We may not purchase any notes at the option of holders if an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes, has occurred and is continuing.

Repurchase at Option of Holder Upon a Fundamental Change

If a Fundamental Change (as defined below) occurs, each holder of notes shall have the right, at the holder’s option, to require us to repurchase all of such holder’s notes, or any portion thereof that is an integral multiple of $1,000, on the date, which shall be referred to as the Repurchase Date, selected by us that is not less than 10 or more than 30 days after the Final Surrender Date (as defined below), at a price equal to 100% of the principal amount of the notes, plus accrued interest to the Repurchase Date.

We may not purchase any note pursuant to the preceding paragraph at any time when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the notes.

Unless we shall previously have called for the redemption of all of the notes, within 30 days after the occurrence of a Fundamental Change, we are obligated to deliver to the Trustee and mail (or cause the Trustee to mail) to all holders of record of the notes a notice, or the Company Notice, describing, among other things, the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. We must cause a copy of the Company Notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise the repurchase right, a holder of notes must, on or before the date that is subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Company Notice, which date shall be referred to as the Final Surrender Date, give irrevocable written notice of the holder’s exercise of such right and surrender the notes (if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice together with such notes pursuant to the exercise of a repurchase right will be irrevocable on the part of the holder (unless we fail to repurchase the notes on the repurchase date) and the right to convert the notes will expire upon such submission.

The term “Fundamental Change” shall mean any of the following:

•	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Shares (as defined below) of ICOS entitled to exercise more than 50% of the total voting power of all outstanding Voting Shares of ICOS (including any right to acquire Voting Shares that are not then outstanding of which such person or group is deemed the beneficial owner); or

•	a change in our board of directors in which the individuals who constituted our board of directors at the beginning of the two-year period immediately preceding such change (together with any other director whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

•	any consolidation of us with, or merger of us into, any other person, any merger of another person into us, or any sale, or transfer of all or substantially all of our assets to another person (other than (a) a stock-for-stock merger, (b) a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock, (c) a merger that is effected solely to change our jurisdiction of incorporation or (d) any consolidation with or merger of us into one of our wholly owned subsidiaries, or any sale or transfer by us of all or substantially all of our assets to one or more of our wholly owned subsidiaries, in any one transaction or a series of transactions; provided, however, that in any such case the resulting corporation or each such subsidiary assumes or guarantees our obligations under the notes); provided, further, that a Fundamental Change shall not occur with respect to any such transaction if either (i) the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the public announcement by us of such transaction is at least equal to 105% of the conversion price in effect on such trading day or (ii) the consideration in such transaction to the holders of common stock consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on The Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the last sale prices of such securities during the ten consecutive trading days commencing with the sixth trading day following consummation of the transaction) is at least 105% of the conversion price in effect on the date immediately preceding the closing date of such transaction.

“Voting Shares” is defined to mean all outstanding shares of any class or series (however designated) of capital stock entitled to vote generally in the election of members of the board of directors.

The right to require us to repurchase the notes as a result of the occurrence of a Fundamental Change could create an event of default under future Senior Indebtedness (as defined in the indenture), as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the notes. See “—Subordination.” Failure by us to repurchase the notes when required will result in an Event of Default (as defined below) with respect to the notes whether or not such repurchase is permitted by the subordination provisions.

The note holders’ repurchase right upon the occurrence of a Fundamental Change could, in certain circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management. The Fundamental Change repurchase right, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the Fundamental Change purchase feature is a standard term contained in other similar debt offerings.

We could in the future enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a Fundamental Change and would, therefore, not provide the holders with the protection of requiring us to repurchase the notes.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

Subordination

The payment of the principal of, and premium, if any, and interest on, the notes are subordinated in right of payment to the extent set forth in the indenture to the prior payment in full of amounts then due on all Senior Indebtedness, as defined in the indenture. In addition, the notes are effectively subordinated in right of payment to indebtedness of our subsidiaries.

As of the date of this prospectus, we and our subsidiaries had no indebtedness or other obligations that would rank senior to the notes. Under the indenture, upon the maturity of Senior Indebtedness, whether by acceleration or otherwise, or any distribution of our assets resulting from any liquidation, dissolution, winding up, reorganization or any insolvency proceedings of ICOS, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the notes will be entitled to receive any payment of the principal of, or premium, if any, or interest on, the notes. Upon the happening of a default or event of default in the payment of the principal, premium, if any, or interest on Senior Indebtedness, then, unless such default or event of default has been cured or waived or shall have ceased to exist, no payment shall be made by us with respect to the principal, premium, if any, or interest on (or otherwise in respect of) the notes or to acquire any of the notes. Upon the happening of a default or event of default in respect of Senior Indebtedness (other than a default or event of default in payment of the principal, premium, if any, or interest on Senior Indebtedness) and if the Trustee and ICOS receive a notice of such default or event of default from the holders of Senior Indebtedness or their representative, which notice shall be referred to as a Payment Blockage Notice, then no payment shall be made by us with respect to the principal, premium, if any, or interest on (or otherwise in respect of) the notes until the earlier of (i) the date on which such default or event of default shall have been cured or waived or shall have ceased to exist and (ii) the 179th day after the date of such receipt of such Payment Blockage Notice. No more than one Payment Blockage Notice shall be effective during any 365-consecutive-day period. No such default or event of default that existed upon first delivery of any Payment Blockage Notice shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default or event of default shall have been cured or waived for a period of 180 consecutive days. By reason of such subordination, in the event of insolvency, holders of the notes may recover less, ratably, than other creditors of ours.

“Senior Indebtedness” is defined in the indenture to include (a) the principal of, interest (including interest during bankruptcy and similar proceedings) on and any other amounts owing with respect to (i) any indebtedness of ICOS, now or hereafter outstanding, in respect of borrowed money (other than the notes), (ii) any indebtedness of ICOS, now or hereafter outstanding, evidenced by a bond, note, capitalized lease, letter of credit reimbursement agreement or other similar instrument, (iii) any other written obligation of ICOS, now or hereafter outstanding, to pay money issued or assumed as all or part of the consideration for the acquisition of property, assets or securities and (iv) any guaranty or endorsement (other than for collection or deposit in the ordinary course of business) or discount with recourse of, or other agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire, to supply or advance funds or to become liable with respect to (directly or indirectly) any indebtedness or obligation of any person of the type referred to in the preceding subclauses (i), (ii) and (iii) now or hereafter outstanding and (b) any refundings, renewals or extensions of any indebtedness or other obligation described in clause (a); unless, in the case of any of the foregoing, the instrument, lease or other document creating or evidencing the same expressly provides that such indebtedness or obligation by its terms is not senior in right of payment to the notes. The indenture does not contain any limitation or restriction on the issuance of Senior Indebtedness or other indebtedness or securities by us or our subsidiaries.

The indenture permits the Trustee and any paying agent to become our creditor and to own notes, and does not preclude the Trustee or any such paying agent from enforcing its rights as a creditor, including rights as a holder of Senior Indebtedness. See “—Concerning the Trustee.”

In the event that any holder of notes receives any payment or distribution of our assets of any kind in contravention of the subordination provisions of the indenture in respect of the notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our Senior Indebtedness and shall pay it over to them as their interests may appear.

Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in these assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourself recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us and would be subject to judicial power to subordinate our claim to those of other creditors of such subsidiary in certain cases.

We are obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties under the indenture. The Trustee’s claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the Trustee.

Events of Default and Notice Thereof

The following are “Events of Default” as defined in the indenture: (i) a default in the payment of any interest on any note which continues for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the indenture, (ii) a default in the payment of principal of or premium, if any, on any note or of the purchase price or of the repurchase price in respect of any note when due, whether or not such payment is prohibited by the subordination provisions of the indenture, (iii) a default in the performance of any other of our covenants or agreements in the indenture that continues for 60 days after written notice to us by the Trustee or the holders of at least 25% in principal amount of outstanding notes, (iv) failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which payment is in an amount in excess of $20 million, (v) default by us with respect to any of our indebtedness for borrowed money, which default results in acceleration of any such indebtedness that is in an amount in excess of $20 million, and (vi) certain events of bankruptcy, insolvency or reorganization.

If an Event of Default shall occur and be continuing and if it is known to the Trustee, the Trustee is required to mail to each holder of the notes a notice of the Event of Default within 90 days after such default occurs. Except in the case of a default in payment of the principal of or premium, if any, or interest on, any note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the notes.

If an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal of, and accrued interest on, all the notes to be due and payable immediately. If the Event of Default relates to bankruptcy, insolvency or reorganization, the notes shall automatically become due and payable immediately, subject to applicable law.

Holders of the notes may not enforce the indenture or notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes, unless the holders shall have offered the Trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the indenture, the holders of a majority in principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Those holders may, in certain cases, waive any default except a default in payment of principal of, or premium, if any, or interest on, any note or a failure to comply with certain provisions of the indenture relating to conversion of the notes.

We are required to furnish the Trustee annually with an officer’s certificate as to our compliance with the conditions and covenants provided for in the indenture and specifying any known defaults.

Discharge

The indenture provides that we may terminate our obligations under the indenture at any time by delivering all outstanding notes to the Trustee for cancellation if we have paid all sums payable by us under the indenture. At any time within one year before the maturity of the notes or the redemption of all the notes, we may terminate our substantive obligations under the indenture, other than our obligations to pay the principal of, and interest on, the notes, by depositing with the Trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the notes when due.

Merger and Consolidation

We may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, another corporation, person or entity unless (i) we are the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia, or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on The Nasdaq National Market, (ii) the successor assumes all our obligations under the notes and the indenture (except, under certain circumstances, conversion obligations) and enters into a supplemental indenture and (iii) after such transaction no Event of Default exists.

Modification and Waiver

Subject to certain exceptions, supplements of and amendments to the indenture or the notes may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes and any existing default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. Without the consent of any holders of the notes, we and the Trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the notes and to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the indenture or to make any change that does not materially adversely affect the rights of any holder of the notes. Without the consent of the holders of each note affected thereby, an amendment, supplement or waiver may not (i) change the stated maturity date of the principal of, or interest on, any note, or adversely affect the right to convert any note, (ii) reduce the principal amount or repurchase price of, or interest or premium, if any, on, any note, (iii) change the currency for payment of principal of, or interest on, any note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any note, (v) modify the subordination provisions of the indenture in a manner adverse to the holders, (vi) reduce the above-stated percentage of outstanding notes necessary to amend or supplement the indenture or waive defaults or compliance or (vii) modify (with certain exceptions) any provisions of the indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder.

Concerning the Trustee

Wells Fargo Bank, National Association, the Trustee under the indenture, has been appointed by us as the initial paying agent, conversion agent and registrar, or the Registrar, with regard to the notes. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

In case an Event of Default shall occur (and shall not be cured) and holders of the notes have notified the Trustee, the Trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless the holders shall have offered to the Trustee indemnity reasonably satisfactory to it.

Governing Law

The indenture and notes are governed by and construed in accordance with the laws of the state of New York, without giving effect to such state’s conflicts of law principles.

Book-Entry Delivery and Form

We have initially issued the notes in the form of one global security. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC has credit on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were initially designated by the initial purchasers. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security is able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you are not entitled to have the notes represented by the global security registered in your name, are not entitled to receive physical delivery of certificated securities are not considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal or premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the Trustee, nor any paying agent have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities that it will distribute to its participants and that will be legended, if required.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We and the initial purchasers entered into a Registration Rights Agreement on June 20, 2003. In the Registration Rights Agreement, we agreed, at our cost, to (a) use best efforts to file within 90 days after June 20, 2003, or the first date of initial issuance of the notes, a Registration Statement on Form S-3, referred to as a Shelf Registration Statement and of which this prospectus is part, covering resales of the notes and the common stock issuable upon their conversion, which together are referred to as the Registrable Securities, pursuant to Rule 415 under the Securities Act, (b) use best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 180 days after the first date of initial issuance of the notes and (c) use best efforts to keep the Shelf Registration Statement effective after its effective date until the date which is the earliest of (i) the second anniversary of the effective date of the Shelf Registration Statement, (ii) such time as all the Registrable Securities have been sold pursuant to the Shelf Registration Statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such securities not being subject to transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and (iii) such time as, in the opinion of our counsel, all of the Registrable Securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto. Notwithstanding the foregoing, we are permitted to suspend the use of this prospectus that is part of the Shelf Registration Statement for a period not to exceed 45 days in any three-month period or 90 days in any 12-month period (with any such period referred to as a “blackout period”), if we determine in good faith that it is in our best interest to suspend such use of this prospectus and we provide the registered holders with written notice of such suspension. We will, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of this prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit resales of the notes and the common stock issuable upon the conversion thereof by such holders to third parties, including, with respect to resales of the notes, one underwritten offering, as described below. A beneficial holder selling such securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

If (i) on or prior to the 90th day after the first date of original issuance of the notes, the Shelf Registration Statement has not been filed with the SEC, (ii) on or prior to the 180th day after the first date of original issuance of the notes, the Shelf Registration Statement has not been declared effective by the SEC, or (iii) after the Shelf Registration Statement has been declared effective, such Shelf Registration Statement ceases to be effective or usable (subject to the blackout period described above and to certain exceptions described in the Registration Rights Agreement) in connection with resales of notes and the common stock issuable upon the conversion thereof in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i), (ii) and (iii), a “Registration Default”), additional interest will accrue on the notes over and above the rate set forth in the title of the notes, from and including the date on which any such Registration Default shall occur to, but excluding the date on which all Registration Defaults have been cured, at the rate of 0.25% per annum until and including the 90th day after the Registration Default and 0.5% per annum from and after the 91st day after the Registration Default. We will have no other liabilities for monetary damages with respect to our registration obligations.

We gave notice of our intention to make such filing of a Shelf Registration Statement, of which this prospectus is a part, which notice we refer to as a Selling Securityholder Notice and Questionnaire, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. Such Selling Securityholder Notice and Questionnaire sought, among other things, a determination from each of such holders as to whether such holder elected to have its notes and the common stock issuable on conversion thereof registered for sale pursuant to the Shelf Registration Statement.

We will give notice to all holders who have provided us with a Selling Securityholder Notice and Questionnaire of the effectiveness of the Shelf Registration Statement. A beneficial owner of notes will need to complete a Selling Securityholder Notice and Questionnaire (available from us) prior to any intended distribution of his, her or its registrable securities pursuant to the Shelf Registration Statement. Any beneficial owner of notes wishing to include his, her or its Registrable Securities must deliver to us a properly completed and signed Selling Securityholder Notice and Questionnaire prior to any intended distribution of Registrable Securities pursuant to the Shelf Registration Statement. Depending on how quickly the Shelf Registration Statement is declared effective, a holder who responds to the Selling Securityholder Notice and Questionnaire too late to be included on the Shelf Registration Statement may not have his, her or its Registrable Securities included until after the Shelf Registration Statement is declared effective. A holder that is too late to be included on the Shelf Registration Statement will have his, her or its Registrable Securities included on a post-effective amendment to the Shelf Registration Statement or a prospectus supplement. No holder (other than the initial purchasers) shall be entitled to have the Registrable Securities held by it covered by the Shelf Registration Statement unless such holder agrees in writing to be bound by all the provisions of the Registration Rights Agreement applicable to such holder.

The Registration Rights Agreement provides that holders of at least 33% of the then-outstanding Registrable Securities may elect to have one underwritten offering of the Registrable Securities. The managing underwriter(s) for any such offering must be selected by holders of a majority of the Registrable Securities to be included in the underwritten offering and must be reasonably acceptable to us.

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement, a copy of which is available upon request to us.

Purchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange, or conversion shall, if surrendered to any person other than the Trustee, be delivered to the Trustee. All notes delivered to the Trustee shall be cancelled promptly by the Trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture. We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the Trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This summary is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended, or the Code, and who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary is based upon the Code, Treasury Regulations, Internal Revenue Service, or IRS, rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. This summary does not purport to address all U.S. federal income tax considerations that may be relevant to a particular investor in light of the investor’s specific circumstances (for example, investors subject to the alternative minimum tax provisions of the Code or an investor whose “functional currency” is not the U.S. dollar), or to investors that are subject to special rules under U.S. federal income tax law (for example, dealers or traders in securities or currencies, financial institutions, investors in pass-through entities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, tax-exempt organizations or qualified retirement plans, insurance companies, or persons holding notes or common stock as a hedge or as part of a straddle, constructive sale, conversion transaction, or other risk management transaction). Finally, this summary does not describe the effect of U.S. federal estate and gift tax law on U.S. Holders, or any aspect of any applicable foreign, state or local laws.

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has elected to be treated as a U.S. person. A “Non-U.S. Holder” is any holder of a note or common stock that is not a U.S. Holder.

Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

Taxation of Interest

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. We believe that the notes will not be issued with original issue discount. We may be required to make additional payments to holders of the notes as liquidated damages if we do not file or cause to be declared effective a registration statement, as described under “Description of Notes—Registration Rights.” The original issue discount rules contain special rules that apply to debt instruments that provide for contingent payments (“contingent debt instruments”). These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, redemption or exchange of a note before the resolution of the contingencies. We believe that the possibility that we will pay liquidated damages is remote. Therefore, for purposes of filing tax and information returns with the IRS, we will not treat the notes as contingent debt instruments. Our position in this regard is binding on each U.S. Holder (but not the IRS), unless such U.S. Holder discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the taxable year in which the note is acquired. If, contrary to our expectations, we pay liquidated damages, U.S. Holders would be required to recognize ordinary income.

Sale, Exchange or Redemption of the Notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange (other than a conversion of the note into common stock). The holder’s gain or loss will equal the difference (if any) between the proceeds received by the holder and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s adjusted tax basis in the note generally will equal the amount the holder paid for the note less any principal payments received by such holder. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a sale, redemption or exchange of the note generally will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers generally are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of common stock, however, the holder should be treated as if he received the fractional share and then had the fractional share redeemed for cash and should recognize gain or loss equal to the difference (if any) between the cash received and that portion of the holder’s adjusted tax basis in the common stock attributable to the fractional share. The holder’s aggregate tax basis in the common stock (including any fractional share for which cash is received) will equal his adjusted basis in the note. The holder’s holding period for the common stock will include the period during which the holder held the note.

Dividends

If, after a U.S. Holder converts a note into common stock, we make a distribution (including a constructive distribution) in respect of that stock, the distribution will be treated as a taxable dividend, to the extent that the distribution is made from our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). For taxable years beginning after December 31, 2002, subject to certain exceptions, dividends received by non-corporate taxpayers generally are taxed at the same preferential rates as long-term capital gain. Under current law, however, for taxable years beginning after December 31, 2008, dividends will be taxed as ordinary income without the benefit of such preferential rates. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction.

The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows holders to receive more shares of common stock upon conversion of the notes may result in an increase in the holders’ proportionate interests in our earnings and profits or assets. In that case, such holders would be treated as though they received a taxable distribution in the form of our common stock. Therefore, U.S. holders may recognize income in the event of such a distribution, even though they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion price were adjusted to compensate holders for distributions of cash or property to our stockholders. Not all changes in conversion price that allow holders to receive more stock on conversion, however, increase the holders’ proportionate interests in us. For instance, a change in conversion price could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide, reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the note holders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. They would result in a taxable dividend to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain (as discussed above).

Sale of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference (if any) between the proceeds received by the holder and the holder’s adjusted tax basis in the common stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a holder on a sale or exchange of common stock generally will be long-term capital gain or loss if the holder held the stock for more than one year.

Special Rules Applicable to Non-U.S. Holders

Taxation of Interest

Payments of interest to Non-U.S. Holders generally are subject to U.S. withholding tax at a rate of 30%, unless such rate is reduced or eliminated by an applicable income tax treaty. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. withholding tax, if the holders satisfy applicable certification requirements as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

•	owns, directly or indirectly, 10% or more of our voting stock or

•	is a “controlled foreign corporation” that is related to us directly or through stock ownership.

In general, a foreign corporation is a “controlled foreign corporation” if more than 50% of its stock is owned, directly, indirectly or constructively, by one or more U.S. persons that each own, directly, indirectly or constructively, 10% or more of the corporation’s voting stock.

The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if a Non-U.S. Holder complies with applicable certification requirements relating to its non-U.S. status (including, in general, providing a properly executed IRS Form W-8BEN (or appropriate substitute form) to us or our paying agent). If a Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange or Redemption of Notes

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of the notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

•	in the case of an individual, the Non-U.S. Holder has been present in the United States for 183 days or more during the taxable year of the sale, exchange or other disposition and certain other conditions are satisfied,

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates, or

•	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA (described below), treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if, stated generally, interests in U.S. real estate comprised at least half of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Conversion of the Notes

A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into our common stock. Any gain recognized as a result of the holder’s receipt of cash in lieu of a fractional share of common stock also generally would not be subject to U.S. federal income tax. See “Special Rules Applicable to Non-U.S. Holders—Sale of Common Stock” below.

Dividends

Dividends paid to a Non-U.S. Holder on our common stock received on conversion of a note generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its beneficial ownership of the stock and its treaty country resident status. Some of the common means of meeting this requirement are described above under “Special Rules Applicable to Non-U.S. Holders—Taxation of Interest.”

Sale of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock. This general rule, however, is subject to exceptions, some of which are described under “Special Rules Applicable to Non-U.S. Holders—Sale, Exchange or Redemption of Notes.”

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will be subject to U.S. federal income tax if it is attributable to a permanent establishment maintained by the holder in the United States Payments of interest or dividends, or income or gain from the sale, exchange or other disposition of the common stock, that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to U.S. withholding tax if the Non-U.S. Holder complies with applicable certification requirements (including, in general, providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our agent). If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business may be subject to a “branch profits tax” at a 30% (or lower applicable treaty) rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, as described above under “Special Rules Applicable to Non-U.S. Holders—Taxation of Interest.” Because we are a domestic corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments made to Non-U.S. Holders of dividends on common stock, or interest on notes, generally will not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under “Special Rules Applicable to Non-U.S. Holders—Taxation of Interest.”

Payments made to U.S. Holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of notes or our common stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

We originally issued the notes to the initial purchasers, Credit Suisse First Boston, Goldman, Sachs & Co., Robert W. Baird & Co., Lehman Brothers, JPMorgan, SunTrust Robinson Humphrey, and UBS Investment Bank, in a transaction exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchasers in transactions exempt from registration requirements pursuant to Rule 144A under the Securities Act. As used in this prospectus, the term selling securityholders includes their transferees, pledgees, donees and successors. The selling securityholders may from time to time offer and sell, pursuant to this prospectus, any or all of the notes and the shares of common stock issuable upon conversion of the notes, if issued.

The following table sets certain information regarding the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. The information in the table has been furnished to us by the selling securityholders.

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned(1)	Principal Amount of Notes Beneficially Owned	Percentage of Notes Outstanding(2)	Number of Shares of Common Stock That May Be Sold Pursuant to this Prospectus(3)	Percentage of Common Stock Outstanding(4)
Akela Capital Master Fund, Ltd.	—	$11,000,000	3.9%	178,860	*
Alexian Brothers Medical Center	—	$165,000	*	2,683	*
Aloha Airlines Non-Pilots Pension Trust	—	$100,000	*	1,626	*
Aloha Pilots Retirement Trust	—	$50,000	*	813	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	—	$8,000,000	2.9%	130,080	*
Argent Classic Convertible Arbitrage Fund L.P.	—	$1,000,000	*	16,260	*
Argent Classic Convertible Arbitrage Fund II, L.P.	—	$200,000	*	3,252	*
Argent LowLev Convertible Arbitrage Fund LLC	—	$300,000	*	4,878	*
Argent LowLev Convertible Arbitrage Fund II, LLC	—	$40,000	*	650	*
Argent LowLev Convertible Arbitrage Fund Ltd.	—	$3,100,000	1.1%	50,406	*
Arkansas Teachers Retirement	—	$2,460,000	*	40,000	*
Associated Electric & Gas Insurance Services Limited	—	$400,000	*	6,504	*
Attorney’s Title Insurance Fund	—	$105,000	*	1,707	*
Baptist Health of South Florida	—	$355,000	*	5,772	*
Barclays Global Investors Limited	—	$500,000	*	8,130	*
BBT Fund, L.P.	—	$3,800,000	1.4%	61,788	*
Beamtenversigherungsuasse Des Kantons Zürich	—	$3,300,000	1.2%	53,658	*
Bear, Stearns & Co. Inc.	—	$2,500,000	*	40,650	*
Boilermakers Blacksmith Pension Trust	—	$1,700,000	*	27,642	*
BP Amoco PLC Master Trust	—	$206,000	*	3,349	*
C&H Sugar Company Inc.	—	$125,000	*	2,033	*
CALAMOS® Market Neutral Fund-CALAMOS® Investment Trust	—	$8,200,000	2.9%	133,332	*

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned(1)	Principal Amount of Notes Beneficially Owned	Percentage of Notes Outstanding(2)	Number of Shares of Common Stock That May Be Sold Pursuant to this Prospectus(3)	Percentage of Common Stock Outstanding(4)
Class C Trading Company, Ltd.	—	$300,000	*	4,878	*
Clinton Multistrategy Master Fund, Ltd.	—	$3,900,000	1.4%	63,414	*
Clinton Riverside Convertible Portfolio Limited	—	$6,500,000	2.3%	105,690	*
Concentrated Alpha Partners, L.P.	—	$2,200,000	*	35,772	*
Consulting Group Capital Markets Funds	—	$750,000	*	12,195	*
Convertible Securities Fund	—	$120,000	*	1,951	*
Credit Suisse First Boston LLC	—	$5,265,000	1.9%	85,609	*
DBAG London	—	$19,050,000	6.8%	309,753	*
DKR Saturn Event Driven Holding Fund Ltd.	—	$9,625,000	3.4%	156,503	*
DKR Saturn Holding Fund Ltd.	—	$9,625,000	3.4%	156,503	*
Engineer Joint Pension Fund	—	$230,000	*	3,739	*
GEMINI Sammelstiftung	—	$130,000	*	2,113	*
Gemini Sammelstiftung Zur Foerderunger Personalvorsorge	—	$130,000	*	2,113	*
Goldman Sachs & Co.	127,122	$24,730,000	8.9%	402,110	*
Grace Convertible Arbitrage Fund, Ltd.	—	$5,000,000	1.9%	81,300	*
Guggenheim Portfolio Co. XV, LLC	—	$1,250,000	*	20,325	*
Hawaiian Airlines Employees Pension Plan—IAM	—	$30,000	*	488	*
Hawaiian Airlines Pension Plan for Salaried Employees	—	$5,000	*	81	*
Hawaiian Airlines Pilots Retirement Plan	—	$90,000	*	1,463	*
Hillbloom Foundation	—	$40,000	*	650	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	—	$80,000	*	1,300	*
HSH Nordbank International S.A.	—	$2,500,000	*	40,650	*
Jefferies Umbrella Fund Global Convertible Bond	—	$820,000	*	13,333	*
JMG Capital Partners, LP	—	$5,000,000	1.8%	81,300	*
JMG Triton Offshore Fund, Ltd.	—	$28,600,000	10.3%	465,036	*
John Deere Pension Trust	—	$1,000,000	*	16,260	*
JP Morgan Securities Inc.	570	$4,000,000	1.4%	65,040	*
KBC Convertible Arbitrage Fund	—	$5,720,000	2.1%	93,008	*
KBC Convertible Mac28 Fund Ltd.	—	$520,000	*	8,455	*
KBC Financial Products USA Inc.	—	$750,000	*	12,195	*
Liongate Capital	—	$750,000	*	12,195	*
Lyxor Master Fund	—	$600,000	*	9,756	*
McMahan Securities Co. L.P.	—	$20,000	*	325	*
Meadow IAM Limited	—	$650,000	*	10,569	*
Melody IAM Limited	—	$1,830,000	*	29,756	*
Merrill Lynch Pierce Fenner & Smith, Inc.	—	$6,000,000	2.2%	97,560	*
Morgan Stanley Convertible Securities Trust	—	$2,000,000	*	32,520	*
Nations Convertible Securities Fund	—	$11,880,000	4.3%	193,168	*
Nicholas Applegate Capital Management Convertible Fund	—	$465,000	*	7,560	*
North Pole Capital Master Fund	—	$4,000,000	1.4%	65,040	*
Northern Income Equity Fund	—	$3,500,000	1.3%	56,910	*
Pensionskasse Der Antaus AG	—	$50,000	*	813	*
Pensionskasse Der Ems-Chemie AG	—	$60,000	*	975	*
Pensionskasse Der Ems-Dottikon AG	—	$90,000	*	1,463	*
Pensionskasse Der Rockwell Automation AG	—	$60,000	*	975	*
Pensionskasse Plüss-Staufer	—	$50,000	*	813	*

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned(1)	Principal Amount of Notes Beneficially Owned	Percentage of Notes Outstanding(2)	Number of Shares of Common Stock That May Be Sold Pursuant to this Prospectus(3)	Percentage of Common Stock Outstanding(4)
Pensionskasse Vantico	—	$90,000	*	1,463	*
Peoples Benefit Life Insurance Company TEAMSTERS	—	$3,000,000	1.1%	48,780	*
Personalfuersorgestiftung Der Gebaeude	—	$180,000	*	2,926	*
Personalvorsorge Der PV-Promea	—	$110,000	*	1,788	*
Pioneer High Yield Fund (5)	—	$31,500,000	11.3%	512,195	*
Pioneer U.S. High Yield Corp. Bond Sub Fund (5)	—	$3,500,000	1.3%	56,910	*
Privelege Portfolio SICAV	—	$4,000,000	1.4%	65,040	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	—	$10,000,000	3.6%	162,600	*
Ramius Capital Group	—	$1,000,000	*	16,260	*
Ramius, L.P.	—	$100,000	*	1,626	*
Ramius Master Fund, LTD	—	$5,700,000	2.1%	92,682	*
Ramius Partners II, LP	—	$500,000	*	8,130	*
RBC Alternative Assets LP—Conv Arb	—	$125,000	*	2,032	*
RCG Baldwin, LP	—	$500,000	*	8,130	*
RCG Halifax Master Fund, Ltd.	—	$500,000	*	8,130	*
RCG Latitude Master Fund, LTD	—	$8,950,000	3.2%	145,527	*
RCG Multi Strategy Master Fund, LTD	—	$2,000,000	*	32,520	*
Retail Clerks Pension Trust	—	$1,500,000	*	24,390	*
San Diego City Retirement	—	$505,000	*	8,211	*
San Diego County Convertible	—	$1,085,000	*	17,642	*
South Dakota Retirement System	—	$4,000,000	1.4%	65,040	*
SPhinx Convertible Arb Fund SPC	—	$74,000	*	1,203	*
SSI Blended Market Neutral LP	—	$129,000	*	2,097	*
St. Albans Partners Ltd.	—	$3,000,000	1.1%	48,780	*
State of Oregon/SAIF Corporation	—	$2,800,000	1.00%	45,528	*
Sunrise Partners Limited Partnership	—	$7,000,000	2.5%	113,821	*
Susquehanna Capital Group	—	$3,000,000	1.1%	48,780	*
TCW Group, Inc.	—	$3,000,000	1.1%	48,780	*
Topanga XI	—	$1,272,000	*	20,682	*
Univest Multistrategy Fund—Conv Arb	—	$150,000	*	2,439	*
US Bank FBO Benedictine Health Systems	—	$160,000	*	2,602	*
Van Kampen Harbor Fund	—	$4,000,000	1.4%	65,040	*
Viacom Inc. Pension Plan Master Trust	—	$7,000	*	113	*
Wachovia Bank National Association	—	$1,500,000	*	24,390	*
Wake Forest University	—	$330,000	*	5,365	*
White River Securities L.L.C.	—	$2,500,000	*	40,650	*
Wilmington Trust Co. as Owner and Trustee for the Forestal Funding Master Trust	—	$5,000,000	1.8%	81,300	*
Wolverine Asset Management, LLC	—	$2,728,000	*	44,357	*
WPG Convertible Arbitrage Overseas Master Fund	—	$1,100,000	*	17,886	*
WPG MSA Convertible Arbitrage Fund	—	$125,000	*	2,032	*
Wyoming State Treasurer	—	$570,000	*	9,268	*
Xavex Convertible Arbitrage 2 Fund	—	$100,000	*	1,626	*
Xavex Convertible Arbitrage #5	—	$1,000,000	*	16,260	*
Xavex Convertible Arbitrage 5 Fund	—	$1,500,000	*	24,390	*
Xavex Convertible Arbitrage 10 Fund	—	$100,000	*	1,626	*

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned(1)	Principal Amount of Notes Beneficially Owned	Percentage of Notes Outstanding(2)	Number of Shares of Common Stock That May Be Sold Pursuant to this Prospectus(3)	Percentage of Common Stock Outstanding(4)
Yield Strategies Fund I, L.P.	—	$2,000,000	*	32,520	*
Yield Strategies Fund II, L.P.	—	$1,000,000	*	16,260	*
Zuger Kantonalbank	—	$60,000	*	975	*
Zurich Institutional Benchmark Master Fund LTD	—	$100,000	*	1,626	*
Zurich Institutional Benchmarks Master Fund LTD	—	$504,000	*	8,195	*

*	Less than 1%.
(1)	Assumes no conversion of the notes, which may occur upon the satisfaction of several conditions described in the section of the prospectus entitled “Description of the Notes—Conversion Rights.”
(2)	The percentage of notes outstanding beneficially owned by each selling securityholder is based on $278,650,000 aggregate principal amount of notes outstanding.
(3)	Assumes conversion of all the securityholder’s notes at a conversion rate of 16.260 shares per $1,000 principal amount of notes, which conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we are not required to issue fractional shares of common stock upon conversion of the notes and, in lieu thereof, will pay cash.
(4)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 62,900,327 shares of common stock outstanding as of September 30, 2003. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.
(5)	NASD affiliates of Pioneer Funds Distributor, Inc.

None of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates.

The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. As a result, this prospectus may not reflect the exact principal amount of notes held by each selling securityholder on the date hereof and information about the selling securityholders may change over time. Regardless, the maximum aggregate principal amount of notes that may be sold pursuant to this prospectus will not exceed $278,650,000. Any changed information will be set forth in prospectus supplements.

Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus or this prospectus supplement, we cannot estimate the principal amount of the notes or the common stock that the selling securityholders will hold upon consummation of any sale.

PLAN OF DISTRIBUTION

The selling securityholders may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.

The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options (including the issuance by selling securityholders of derivative securities), whether the options or such other derivative securities are listed on an options or other exchange or otherwise,

•	through the settlement of short sales, or

•	any combination of the foregoing.

In connection with the sale of the notes and the common stock into which the notes are convertible, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock and deliver such securities to close out such short positions, loan or pledge the notes or the common stock to broker-dealers or other financial institutions that in turn may sell such securities, enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of notes and the common stock into which the notes are convertible, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions. The selling securityholders may also sell short the notes and the common stock into which the notes are convertible and deliver such securities to close out their short positions.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the notes and the underlying common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible will be the purchase price of the notes or common stock less discounts and commissions, if any. We will not receive any of the proceeds from this offering.

Our common stock is quoted on The Nasdaq National Market under the symbol “ICOS.” The notes are currently eligible for trading in the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq National Market, and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of certain states, if applicable, the notes and the common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such state or an exemption for such registration or qualification requirement is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and the common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S of the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which is prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register the resale of their notes and the common stock into which the notes are convertible under applicable federal securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock, provided that each selling securityholder will be responsible for paying the commissions and discounts of underwriters, broker-dealers or agents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference, including the documents listed below in the section entitled “Where You Can Find More Information,” contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include, without limitation:

•	information concerning possible or assumed future results of operations, trends in financial results and business plans;

•	statements about our product development activities and schedules;

•	statements about our expectations for regulatory approvals for any of our product candidates;

•	statements about our potential or prospects for future product sales;

•	statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	statements about our future capital requirements and the sufficiency of our cash, cash equivalents, investments and other sources of funds to meet these requirements;

•	statements about the outcome of contingencies such as legal proceedings;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical fact.

In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe” or “intend,” but the absence of those words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus. Other factors besides those described in this prospectus could also affect actual results. You should carefully consider the factors described in the section entitled “Risk Factors” in evaluating our forward-looking statements.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes and the common stock into which the notes are convertible that we are offering under this prospectus. As permitted by the SEC, this prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information about ICOS and the securities we are offering under this prospectus, we refer you to the registration statement, including its exhibits. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, registration statements and other information that we have filed electronically with the SEC.

The SEC allows us to “incorporate by reference” the information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 13, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on April 30, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 5, 2003;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 4, 2003;

•	our current report on Form 8-K filed with the SEC on June 25, 2003;

•	our definitive proxy statement on Schedule 14A, dated March 12, 2003 in connection with our May 2, 2003 annual meeting of stockholders;

•	the description of our common stock contained in our registration statement on Form 8-A/A filed on May 21, 2003 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description; and

•	the description of our Series A Junior participating preferred stock contained in our registration statement on Form 8-A filed on August 9, 2002 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the securities registered under the registration statement are sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus.

Documents incorporated by reference, excluding exhibits, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from ICOS Corporation, 22021—20th Avenue S.E., Bothell, Washington 98021, Attention: Investor Relations Department, or by calling (425) 485-1900.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock and convertible debt securities will be passed on for ICOS by Orrick, Herrington & Sutcliffe LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements of ICOS Corporation and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, the financial statements of Lilly ICOS LLC (a development stage company) as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, and the period from October 2, 1998 (inception) to December 31, 2002, and the financial statements of Suncos Corporation (a development stage corporation) as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, and the period from February 6, 1997 (inception) through December 31, 2002, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference into this prospectus and in the registration statement, and upon the authority of that firm as experts in accounting and auditing.

The report of KPMG LLP covering the December 31, 2002 consolidated financial statements of ICOS Corporation refers to a change in the method of accounting for nonrefundable technology license fees and milestone payments in 2000.

The report of KPMG LLP covering the December 31, 2002 financial statements of Suncos Corporation refers to a decision by the stockholders to discontinue the development of Pafase with no current plans for further development activities by Suncos Corporation.

2% Convertible Subordinated Notes due July 1, 2023

4,530,894 Shares of Common Stock

PROSPECTUS

February 3, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$22,543
Blue Sky fees and expenses	10,000
Printing and engraving expenses	50,000
Legal fees and expenses	175,000
Accounting fees and expenses	50,000
Trustee fees and expenses	9,000
Miscellaneous	33,457

Total	$350,000

Item 15. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 10 of ICOS’s Restated Bylaws requires indemnification of officers and directors to the fullest extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Restated Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person entitled to indemnification in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of ICOS or that, being or having been a director or officer or an employee of ICOS, such person is or was serving at the request of ICOS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. Approval by its board of directors is required, however, with respect to indemnification for any proceeding initiated by a person entitled to indemnification. The Restated Bylaws also provide that ICOS may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article 10 of ICOS’s Restated Certificate of Incorporation provides that, to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of ICOS shall not be liable to ICOS or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of ICOS for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ICOS’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which ICOS grants them indemnification and for which they become legally obligated to pay on account of claims made against them for “wrongful acts” committed before or during the policy period. Additionally, ICOS’s outside directors are covered by a similar insurance policy.

The underwriting agreements, which have been or will be filed as exhibits hereto or incorporated by reference herein, contain provisions whereby the underwriters agree to indemnify ICOS, its directors and certain officers and other persons.

Item 16. Exhibits

(a) The following Exhibits are filed as part of this registration statement:

Exhibit Number	Description

4.1	Indenture dated as of June 20, 2003 between the registrant and Wells Fargo Bank, National Association (A)

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (B)

10.1	Registration Rights Agreement dated as of June 20, 2003 among the registrant and Credit Suisse First Boston and Goldman, Sachs & Co., as representatives of the initial purchasers (A)

12.1	Computation of Ratio of Earnings to Fixed Charges of ICOS (B)

23.1	Consent of KPMG LLP, Independent Certified Public Accountants

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1) (B)

24.1	Power of Attorney (B)

25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of Wells Fargo Bank, National Association (B)

(A)	Filed as an exhibit to the Company’s Form 10-Q Quarterly Report on August 5, 2003 and incorporated herein by reference.
(B)	Previously filed.

Item 17. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Bothell, state of Washington, on the 3rd day of February 2004.

ICOS Corporation

By:	/s/ PAUL N. CLARK
Name:	Paul N. Clark
Title:	Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on the 3rd day of February 2004.

Signature	Title

/s/ PAUL N. CLARK Paul N. Clark	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ MICHAEL A. STEIN Michael A. Stein	Chief Financial Officer (Principal Financial and Accounting Officer)

*GARY L. WILCOX Gary L. Wilcox	Director

*FRANK T. CARY Frank T. Cary	Director

*JAMES L. FERGUSON James L. Ferguson	Director

*WILLIAM H. GATES III William H. Gates III	Director

*DAVID V. MILLIGAN David V. Milligan	Director

*ROBERT W. PANGIA Robert W. Pangia	Director

*WALTER B. WRISTON Walter B. Wriston	Director

*By:	/s/ MICHAEL A. STEIN
Michael A. Stein Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Indenture dated as of June 20, 2003 between the registrant and Wells Fargo Bank, National Association (A)

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (B)

10.1	Registration Rights Agreement dated as of June 20, 2003 among the registrant and Credit Suisse First Boston and Goldman, Sachs & Co., as representatives of the initial purchasers (A)

12.1	Computation of Ratio of Earnings to Fixed Charges of ICOS (B)

23.1	Consent of KPMG LLP, Independent Certified Public Accountants

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1) (B)

24.1	Power of Attorney (B)

25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of Wells Fargo Bank, National Association (B)

(A)	Filed as an exhibit to the Company’s Form 10-Q Quarterly Report on August 5, 2003 and incorporated herein by reference.
(B)	Previously filed.